Lee Bartlett      (205) 325-4204














	       TORCHMARK CORPORATION REPORTS 1995 EARNINGS


	BIRMINGHAM,  ALABAMA, February 1, 1996 ....Torchmark
Corporation (NYSE symbol TMK) announced today that it is exploring a strategic restructuring that could include dividing Torchmark into separate publicly-traded operating companies. R.
K. Richey, Chairman and CEO, said that "the current operating environment has led us to conclude that this may be the best
way to maximize shareholder value."   The investment banking
firm of Morgan Stanley has been engaged as Torchmark's financial advisor for this purpose.

	Torchmark also reported that in addition to its previously announced plans to sell Torch Energy Advisors, it has decided to dispose of its Black Warrior investment and to account for both as a discontinued operation, thus modifying the presentation of its financial results in 1995 and prior periods to set forth separately the results attributable to the discontinued energy segment. Black Warrior was written down in the fourth quarter of 1995 to its estimated realizable value concurrent with Torchmark's decision to dispose of its energy segment. The writedown was primarily due to disappointments in obtaining significant gas production from lower coal seams. An after-tax charge of $130 million, or $1.82 per share for Black Warrior is included in loss from discontinued operations.

	1995's net operating income from continuing operations was $3.93 per share, up 5% from $3.74 in 1994 (as modified to reflect discontinued operations). The fourth quarter's net operating income from continuing operations was $1.03 per share, up 13% from $.91 (as modified) in 1994's comparable period.

	1995's net loss from discontinued operations was $1.80 per share, compared to $.07 of income in 1994 (as modified). The fourth quarter's net operating loss from discontinued operations was $1.84 per share, versus $0.02 of income (as modified) in 1994's comparable period.

	1995's operating income before adjustment for discontinued operations and the writedown of Black Warrior was $3.95 per share, up 4% from $3.81 in 1994. The fourth quarter's operating income per share from continued and discontinued operations was $1.01 per share, up 9% from $.93 in the same period in 1994.

	1995's net income, which includes the income or loss from discontinued operations, realized investment losses, and the related adjustment to deferred policy acquisition costs, was $143 million, or $2.00 per share, versus $269 million, or $3.72 per share, last year. The fourth quarter's net loss was $56 million, or $.79 per share, compared to $64 million of income, or $.89 per share, last year. Net of acquisition costs, American Income's contribution to net income was $.24 per share for 1995 and $.06 per share for the fourth quarter.

	Pre-tax operating income from insurance operations (excluding Liberty's litigation) increased 15% to $486 million, led by American Income, Globe and United Investors:


				      Dollars in Millions
	      ------------------------------------------------------------------
						   Excluding American Income
					       ---------------------------------
	      Twelve          Twelve            Twelve           Twelve
	      Months   % of   Months    % of    Months    % of   Months   % of
	       1995  Premium   1994    Premium   1995   Premium   1994  Premium
	      -------- ------- -------  ------- --------  --------------- ------
Underwriting
 Income before
 administrative
 expenses

      Life      $212.1    27.5  $166.8      27.7   $165.6    26.8  $160.2  27.6
      Health     150.4    19.9   148.9      19.2    135.5    19.0   146.5  19.1
      Annuity     12.5             9.4               12.5             9.4
		 -------         -------           -------          -------
		 374.9           325.1              313.5           316.1

Other income       3.1             3.8                3.1             3.8

Administration
   expenses
   excluding
   Liberty's
   litigation    (98.8)   (6.4)  (86.3)     (6.2)   (90.5)   (6.7)  (85.0) (6.2)
		-------         -------           -------          -------

Underwriting
   income
   excluding
   Liberty's
   litigation    279.2           242.6              226.1           234.9


Net investment
   income        396.2           346.8              356.6           340.9


Required
   investment
   income on net
   liabilities  (189.8)         (165.8)            (176.1)         (163.8)
		-------         -------           -------          -------

Pre-tax
   operating
   income from
   insurance
   operations
   excluding
   Liberty's
   litigation   $485.7          $423.6             $406.6          $412.0
		=======        ========          ========         ========


	Excluding American Income, underwriting income declined due to lower health insurance premiums ($714 million versus $767 million).

       The following chart illustrates Torchmark's emphasis on life insurance, where life insurance sales were up $68 million, or $45%, to $218 million (sales were up $24 million, or 17%, excluding American Income) and life annualized premium in force was up $72 million, or 9%, to $869 million:


				    Dollars in Millions
		   ---------------------------------------------------
			  Premium Issued         Premium in Force
		   ------------------------ --------------------------
		    Twelve  Twelve             At       At
		    Months  Months    %     Year End Year End    %
		     1995    1995   Change    1995     1994    Change
		   ------- -------- -------  ------- --------  -------



Direct response      $63.9   $48.3      23    $180.5   $154.1      17

American Income
   Agency             51.2     7.4     592     169.6    147.0      15

United American
   Agencies           26.2    11.6     125      49.8     39.1      27


Liberty National
   Home Service       48.5    51.5      (6)    297.4    291.8       2


United Investors
   Agency             10.6     8.7      22      78.7     73.1       8


Other                 17.6    22.3     (21)     93.4     91.9       2
		   ------- --------         -------- --------
		    $218.0  $149.8      45    $869.4   $797.0       9
		   ======= ========         ======== ========




	Health insurance sales were $103 million, down 15% (23% excluding the effect of the purchase of American Income). Medicare Supplement sales decreased 26% to $65 million. Health insurance annualized premium in force was $755 million, down 7% from a year ago.



	Life premiums grew 28% to $772 million. Health premiums were $755 million, down 2%. Total revenue increased 10% to $2.1 billion. Adjusting for the purchase of American Income and the classification of the energy operations as discontinued, life premiums were $618 million, up 7%, health premiums were $714 million, down 7%, and total revenue was flat at $1.8 billion.



	Total investment income, excluding that from American Income, was even with last year. This was due to growth in invested assets and portfolio restructuring, offset by a decline in new money rates.



	Pre-tax litigation costs at Liberty National were $12 million, or $.17 per share, for the year and $4 million, or $.06 per share, in the fourth quarter. There is no discernible trend upon which to predict future litigation amounts. Currently, there are 170 cases (excluding stayed cancer cases) pending in Alabama which seek punitive damages. In December, the Alabama
Supreme Court unanimously affirmed the previously reported settlement in the Robertson cancer policy class action lawsuit.
A petition for rehearing has been filed in the case.



	Noninsurance pre-tax operating income grew 12% to $91 million due to increased investment management fees in Waddell and Reed.
 For the quarter, Waddell and Reed's pre-tax operating income increased 25% from the year-ago period to $25 million.
Investment product collections were even with last year at $1.2 billion. Fourth quarter collections were $354 million, up 20% from the third quarter and up 39% from 1994's fourth quarter.
Total assets under management increased 26% to $18.3 billion.



	Return on equity (excluding the effect of SFAS 115 and discontinued operations) was 18.5% versus 19.7% last year. Total assets at December 31, which includes net assets in discontinued operations of $156 million, were $9.3 billion and
shareholders' equity was $1.6 billion.   Book value per share
was $22.17 ($20.33 excluding the effect of SFAS 115).




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